XO GROUP INC.
LONG-TERM INCENTIVE PLAN
PARTICIPATION AGREEMENT

We are pleased to confirm your participation in the Long-Term Incentive Plan (the “Plan”) of XO Group Inc. (the “Company”), whereby you are eligible to receive a bonus, pursuant to the determinations of the Committee on February 16, 2012 and subject to the terms and conditions of the Plan and this letter agreement (the “Participation Agreement”). A copy of the Plan is enclosed for your review as Exhibit A, and you should take the time to read it carefully. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Participation Agreement.

Your “Maximum Bonus Opportunity” under the Plan is ___%, which represents a percentage of your base salary as further described in this Participation Agreement. (Please note that your Maximum Bonus Opportunity is subject to reduction if you change positions within the Company to a position with a lower maximum bonus opportunity.)

The specific and additional terms and conditions applicable to your participation in the Plan are as follows:

1.Performance Period. The Performance Period commences on January 1, 2012 and ends on December 31, 2013.

2.Measurement Period. The Performance Period is divided into two (2) separate annual measurement periods commencing on January 1 and ending on December 31 of each fiscal year during the Performance Period (referred to herein as the “2012 Measurement Period” and the “2013 Measurement Period”).

3.Performance Goals. Your Actual Award, if any, will be contingent upon the level of achievement of the following Performance Goals (equally weighted at 50%) for each of the 2012 and 2013 Measurement Periods compared to the budget levels determined by the Committee:

(a)“Core Revenue” as determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and reported in the Company’s publicly filed financial statements, excluding Ijie.com and SEMplest LLC.

(b)“Core Adjusted EBITDA” calculated as net income before: investment income or losses (which includes trading gains and losses on financial assets); income taxes; depreciation and amortization; stock-based compensation; Plan compensation amounts; impairment of goodwill and intangible assets; income or losses from discontinued operations; Ijie.com; and SEMplest LLC.

Core Revenue and Core Adjusted EBITDA Performance Goals will exclude the impact of any acquisitions, investments or divestitures which require the Company to apply a relevant FASB Accounting Standards Codification (“ASC”), based upon approved projections and in conformity with the provisions of such ASC, or alternatively may be adjusted and/or pro‐rated by the Committee for such events to the extent consistent with Code Section 162(m).

4. 2012 Measurement Period. The amount of your Actual Award for the 2012 Measurement Period will be calculated as follows:

(a)Compare the Company’s actual Core Revenue and actual Core Adjusted EBITDA for the 2012 Measurement Period to the budget levels set by the Committee to determine the bonus tier for each Performance Goal in 2012 as follows (the “Bonus Tier”):

	Actual Achievement Compared to Budget Levels		Bonus Tier
	Core Revenue	Core Adjusted EBITDA
Minimum/Threshold	95.0%	85.0%	35.0%
	97.5%	92.5%	45.0%
Budget	100.0%	100.0%	57.5%
	101.0%	102.0%	75.0%
Maximum	102.0%	104.0%	100.0%
* Note: Achievement of Core Revenue and Core Adjusted EBITDA that falls between Bonus Tiers will be determined on a linear basis between the immediately adjacent lower and higher Bonus Tiers; provided, however, that the Bonus Tier will be 0% and no award will be payable with respect to a Performance Goal until at least the Minimum/Threshold percentages of Core Revenue or Core Adjusted EBITDA are achieved and provided, further, that the maximum Bonus Tier shall in no event exceed 100%.

(b)Multiply the Bonus Tier percentage determined for 2012 Core Revenue achievement by 50% (the weighting applicable to that Performance Goal), then multiply the Bonus Tier percentage determined for 2012 Core Adjusted EBITDA achievement by 50% (the weighting applicable to that Performance Goal), and add the two resulting percentages together. This sum is the “2012 Bonus Tier.”

(c)Multiply the 2012 Bonus Tier by your Maximum Bonus Opportunity. The product of these two percentages is your “2012 Award Factor.”

(d)Multiply your 2012 Award Factor by your annual base salary as of March 1, 2012 (your “LTIP Base Salary”). This product will be the amount of your “2012 Actual Award.”

If the Minimum/Threshold has been achieved for either or both Performance Goals for the 2012 Measurement Period, you will be issued a restricted stock award covering a number of shares of the Company’s common stock equal to (i) the amount of the 2012 Actual Award divided by (ii) the closing sales price of the Company’s common stock on the date of grant, which will be the date of the first public release of the Company’s earnings for the annual period ending December 31, 2012. Any such restricted stock award granted to you with respect to the 2012 Measurement Period will fully vest on the one (1) year anniversary of the date of grant, subject to your continued service to the Company in good standing; provided, however, that in the event of a Change in Control (as defined below) or your termination due to death or Disability (as defined below), 100% of the shares subject to such restricted stock award will fully vest immediately prior to such Change in Control or termination, as applicable. Fractional shares will be rounded up to the nearest whole number.

You may elect to receive a cash payment equal to one-half of your 2012 Actual Award instead of receiving the full amount of such award in restricted stock, if you make such election on or before such time, and in such manner, as may be required by the Company, pursuant to the form of Notice of Election contained in Exhibit B. Any such cash payment will be paid to you on March 15, 2013 (or the nearest earlier pay date if you receive your wages on a biweekly payroll schedule), subject to your continued service to the Company in good standing.

Your 2012 Actual Award is not earned until the grant or payment date and is subject to your continued service to the Company in good standing through the grant or payment date and your continued eligibility as a participant under the Plan through the end of the 2012 Measurement Period.

5. 2013 Measurement Period. The amount of your Actual Award for the 2013 Measurement Period will be calculated as follows:

(a)Compare the Company’s actual Core Revenue and actual Core Adjusted EBITDA for the 2013 Measurement Period to the budget levels set by the Committee to determine the Bonus Tier for each Performance Goal in 2013 using the table set forth in Section 4(a) above.

(b)Multiply the Bonus Tier percentage determined for 2013 Core Revenue achievement by 50%, then multiply the Bonus Tier percentage determined for 2013 Core Adjusted EBITDA achievement by 50%, and add the two resulting percentages together. This sum is the “2013 Bonus Tier.”

(c)Your “2013 Award Factor” will be determined as follows:

(i) If the 2013 Bonus Tier is greater than 74.8%, then your 2013 Award Factor will be:

(ii) if the 2013 Bonus Tier is less than or equal to 74.8%, then your 2013 Award Factor will be the product of the 2013 Bonus Tier multiplied by your Maximum Bonus Opportunity.

(d)Multiply your 2013 Award Factor by your LTIP Base Salary. This product will be your “2013 Base Award.”

(e)Your “2013 Actual Award” will be the sum of (i) your 2013 Base Award, and (ii) the excess, if any, of (x) the amount of your 2013 Base Award, over (y) the amount of your 2012 Actual Award. For purposes of this calculation, it is assumed that you received the full calculated value of your 2012 Actual Award based on a grant of restricted stock, regardless of whether you elected to receive your 2012 Actual Award as a cash payment valued at one-half. For the avoidance of doubt, if your 2013 Base Award is less than your 2012 Actual Award, your 2013 Actual Award will only be the amount of your 2013 Base Award; however, you will be permitted to retain all of your 2012 Actual Award.

If the Minimum/Threshold has been achieved for either or both Performance Goals for the 2013 Measurement Period, you will be issued a stock award covering a number of shares of the Company’s common stock equal to (i) the amount of the 2013 Actual Award divided by (ii) the closing sales price of the Company’s common stock on the date of grant, which will be the date of the first public release of the Company’s earnings for the annual period ending December 31, 2013. Any such stock award granted to you with respect to the 2013 Measurement Period will be fully vested on its date of grant, but will only be issued if you have continued service to the Company through such date in good standing and your continued eligibility as a participant under the Plan through the end of the 2013 Measurement Period. Your 2013 Actual Award is not earned until the grant date. Fractional shares will be rounded up to the nearest whole number.

6.Termination of Service or Eligibility; Change in Control.

(a)    General. If (i) your service with the Company terminates for any reason with or without cause (other than due to death or Disability), (ii) you no longer qualify as an eligible participant in the Plan due to a change in employee classification or transfer to SEMplest LLC, any China subsidiary or any other subsidiary that is designated by the Company (at any time, before or after your transfer), or (iii) there is a Change of Control, in each case, prior to the date the Actual Award is paid or granted, you shall immediately forfeit all rights and benefits to any payouts that have not yet been made (subject to the accelerated vesting provision contained in Section 4 above with respect to your 2012 Actual Award, if any).

(b)    Death or Disability. If your service is terminated as a result of your death or Disability, you or your beneficiary will remain entitled to receive the Actual Award, if any, for the Measurement Period for which such termination occurs (pro-rated based on the number of days of full time employment during the Measurement Period). Such pro rata Actual Award, if any, will be paid in full in cash at the same time as payments to all other Participants and will be paid, in the case of death, to your estate, and in the case of Disability, to you or any other person authorized under applicable law.

For purposes of this Participation Agreement, “Change in Control” means the occurrence of any of the following events: (A) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (A), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or (B) a sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a transaction that does not constitute a change in control event under Treasury Regulation Section 1.409A-3(i)(5)(v) or Treasury Regulation Section 1.409A-3(i)(5)(vii) will be not be considered a Change in Control for purposes of the Plan.

For purposes of this Participation Agreement, “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, or is otherwise determined to be totally disabled by the Social Security Administration.

7.New Hires. If you are a new hire or are promoted into an employee classification eligible for participation under the Plan and you have been designated as a Participant in the Plan, you will be eligible to participate in the current and future Measurement Period on a pro rated basis based on the number of days of your full time employment with the Company during which you were eligible for participation in the Plan. If you did not become eligible until after March 1, 2012, your starting base salary will be your LTIP Base Salary for purposes of calculating your Actual Awards, if any.

8.Part-Time. If at any time you work on average 30 hours or less per week you will be considered a part-time employee for purposes of the Plan and this Participation Agreement and any Actual Award that you may receive under this Participation Agreement may be reduced to the extent deemed appropriate by the Company, in its sole discretion, taking into account the number of days of your part time employment, and the number of days of your full time employment, during which you were eligible for participation in the Plan.

9.Leave of Absence. In the case of any paid leave of absence approved by the Company, you will continue to be a Participant in the Plan and remain eligible for participation throughout the Performance Period while on a paid leave of absence. In the case of any unpaid leave of absence approved by the Company, you will continue to vest in any restricted stock award granted hereunder and remain eligible to receive an Actual Award for the Measurement Period in which your unpaid leave of absence commenced, provided that any such Actual Award will be pro-rated based on the number of days of your full time employment with the Company during the Measurement Period prior to commencing your leave. You will not be eligible to participate in any future Measurement Period while on an unpaid leave of absence, and will only be eligible to receive an Actual Award for the Measurement Period in which your unpaid leave of absence ends when you return to work, provided that any such Actual Award will be pro-rated based on the number of days of your full time employment with the Company during the Measurement Period after returning to work.

10.No Employment Rights. Nothing in this Participation Agreement or the Plan shall confer on you the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate your employment at any time, and for any reason, or change your responsibilities.

11.Prior Arrangements. This Participation Agreement supersedes all prior bonus plans or arrangements between you and the Company.

12.Governing Law. The rights and obligations under this Participation Agreement and the Plan shall be determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

13.Provisions of Plan Control. This Participation Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Board or the Committee and as may be in effect from time to time. If and to the extent that this Participation Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. This Participation Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between you and the Company with respect to the subject matter hereof.

[Signature Page Follows]

By signing this Participation Agreement, you agree to accept participation in the Plan subject to all the terms and conditions of the Plan and this Participation Agreement and agree that all decisions and interpretations of the Plan by the Committee shall be final, binding and conclusive upon you and your heirs.

XO GROUP INC.

ACCEPTED AND AGREED:

(Signature)

Print Name

Date

Exhibits:

A – Long-Term-Incentive Plan
B – Form of Notice of Election to Receive Cash Payment

EXHIBIT A

XO GROUP INC.
2011 LONG-TERM INCENTIVE PLAN
(As Adopted June 15, 2011)

1.	PURPOSE

The purpose of the Plan is to motivate and reward eligible employees by making a portion of their compensation dependent on the achievement of certain Performance Goals related to the performance of the Company and its affiliates. The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company will be deductible under Code Section 162(m). The adoption of the Plan as to current and future Covered Employees and Executive Officers is subject to the approval of the Company’s stockholders.

2.	DEFINITIONS
The following definitions shall be applicable throughout the Plan:
(a)“Actual Award” means, as to any Performance Period, the actual amount of incentive payable, if any, under the Plan to a Participant with respect to a Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 5(e) to reduce or eliminate the award otherwise determined by the Payout Formula.
(b)“Board” means the Board of Directors of the Company, as constituted from time to time.
(c)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated there under.
(d)“Committee” means the Compensation Committee of the Board or another committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).
(e)“Company” means XO Group Inc.
(f)“Covered Employees” means covered employees as determined under Code Section 162(m)).
(g)“Determination Date” means a date within ninety (90) days following the commencement of any Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed (or such other time as may be required or permitted that will not jeopardize the qualification of a Target Award or Actual Award (collectively, “Awards”) as performance-based compensation under Code Section 162(m)).
(h)“Executive Officers” means executive officers within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended.
(i)“Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(j)“Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5(b) in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.
(k)“Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Code Section 162(m): (i) net income; (ii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iii) operating profit before or after discontinued operations and/or taxes; (iv) revenue; (v) sales; (vi) sales growth; (vii) earnings growth; (viii) cash flow or cash position; (ix) gross margins; (x) stock price; (xi) market share; (xii) return on sales, assets, equity or investment; (xiii) improvement of financial ratings; (xiv) achievement of balance sheet or income statement objectives; (xv) total stockholder return; (xvi) achievement of strategic initiatives (including projects, acquisitions or dispositions), or (xvii) organizational development. As determined in the discretion of the Committee, the Performance Goals for any Performance Period may to the extent consistent with Code Section 162(m) (A) differ from Participant to Participant, Performance Period to Performance Period and from Award to Award, (B) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more affiliates, divisions, departments, regions, or business units of the Company, (C) be measured on a per share, per capita, per employee, and/or other objective basis (D) be measured on a pre-tax or after-tax basis, and (E) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index). Without limiting the foregoing, the Committee shall adjust any Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. Awards issued to Participants who are not subject to the limitations of Code Section 162(m) may take into account other factors (including subjective factors).
(l)“Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
(m)“Plan” means this 2011 Long-Term Incentive Plan, as amended from time to time.
(n)“Target Award” means, as to any Performance Period, the target amount of incentive payable under the Plan to a Participant with respect to a Performance Period, expressed as a percentage of his or her base salary or a specific dollar amount or as otherwise determined by the Committee in its discretion.

3.	ADMINISTRATION
The Plan shall be administered by the Committee, which shall have all the powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the authority to interpret the provisions of the Plan, determine which employees are eligible to participate in the Plan, establish Target Awards and Payout Formulas, determine the level of attainment of the Performance Goals and the amount of the Actual Awards, and prescribe the terms and conditions of Awards. The decisions of the Committee shall be final and binding on all parties making claims under the Plan. The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future Covered Employees or Executive Officers.

4.	ELIGIBILITY
Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee. Participation in the Plan shall be determined on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

5.	DETERMINATION OF AMOUNT OF AWARDS
(a)    With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant’s Target Award for each Performance Period and the Performance Goal(s) to be met during such Performance Periods. With respect to Participants who are or may become subject to Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals, the Payout Formula and the Target Awards shall be set forth in writing on or before the Determination Date and shall otherwise be established in compliance with and to the extent required by the rules of Code Section 162(m).
(b)    On or prior to the Determination Date for a Performance Period, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (i) be in writing, (ii) be based on a comparison of actual performance to the Performance Goals, (iii) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (iv) subject to Section 5(e) below, provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.
(c)    The impact of objectively defined and non-discretionary items (includable in one or more of the following categories) may be taken into account in any manner pre-established by the Committee in accordance with Code Section 162(m) when determining whether a Performance Goal has been attained: (i) changes in generally accepted accounting principles (“GAAP”); (ii) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (iii) the sale of investments or non-core assets; (iv) discontinued operations, categories or segments; (v) legal claims and/or litigation and insurance recoveries relating thereto; (vi) amortization, depreciation or impairment of tangible or intangible assets; (vii) reductions in force or early retirement programs; (viii) investments, acquisitions or dispositions; (ix) political, legal and other business interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (x) natural catastrophes; (xi) currency fluctuations; (xii) stock based compensation expense; (xiii) early retirement of debt; (xiv) conversion of convertible debt securities; and (xv) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.
(d)    With respect to Participants who are subject to the limitations of Code Section 162(m), after the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. A Participant will only be eligible to receive an Actual Award intended to qualify as performance-based compensation under Code Section 162(m) for a Performance Period if the

Performance Goals for such period are achieved. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee.
(e)    The maximum value of any Actual Award that can be paid under the Plan to any Participant during any Performance Period is $1,500,000. The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Actual Award otherwise payable to a Participant with respect to any Performance Period. In addition, with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Actual Award otherwise payable to a Participant with respect to any Performance Period.

6.	PAYMENT OF AWARDS
(a)    Unless otherwise determined by the Committee, a Participant must be employed on the date the Actual Award is to be paid. The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.
(b)    Each Actual Award shall be paid in the form of an equity award and/or cash (or its equivalent). To the extent that an Actual Award is paid in part or in full in the form of an equity award, the number of shares subject to such equity award will be determined subject to a conversion ratio based on the fair market value of the Company’s common stock on the issuance date, as determined by the Committee. A Participant will have the option to receive his or her Actual Award in the form of cash (or its equivalent); provided, however, that such distribution will be equal to a percentage (not to exceed one hundred percent (100%)), as determined by the Committee, of the value that would otherwise have been earned and distributed in the form of an equity award. Any equity award will be issued pursuant to the terms, conditions and procedures of the Company’s 2009 Stock Incentive Plan as may be hereafter amended from time to time or any successor equity incentive plan that the Company may adopt from time to time and an equity award agreement thereunder.
(c)    Any distribution made under the Plan shall occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Actual Award but may occur prior to the end of the Performance Period with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m); provided, that no Actual Award shall become payable to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Actual Award have been satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Code Section 409A”), if the Committee waives the requirement that a Participant must be employed on the date the Actual Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such Award is earned or (ii) the end of the calendar year in which such Award is earned.

7.	GENERAL
(a)    TAXES AND OTHER REQUIRED DEDUCTIONS. The Company shall have the right to deduct from all Actual Awards any federal, state, local or foreign income and/or payroll taxes and any other deductions required by law to be withheld with respect to such payments. The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes or other deductions required to be withheld from any Actual Award.
(b)    CLAIM TO AWARDS AND EMPLOYMENT RIGHTS. Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.
(c)    BENEFICIARIES. To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices. If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative. A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.
(d)    NONTRANSFERABILITY. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.
(e)    INDEMNIFICATION. Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct. Any person seeking indemnification under this provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
(f)    SUCCESSORS. All obligations of the Company and any of its affiliates under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company and/or such affiliates, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such affiliates.
(g)    EXPENSES. The expenses of administering the Plan shall be borne by the Company.
(h)    TITLES AND HEADINGS. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i)    INTENT. The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C). If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements. With respect to all other Participants, the Plan may be operated without regard to the constraints of Code Section 162(m).
(j)    GOVERNING LAW. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.
(k)    SECTION 409A. It is the intent of this Plan that all payments hereunder be exempt from the requirements of Code Section 409A so that none of the payments to be provided under this Plan will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt. The Company and each Participant will work together in good faith to consider amendments to the Plan or revisions to the Plan with respect to the payment of any Awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Code Section 409A. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Code Section 409A.
(a)AMENDMENTS AND TERMINATION. The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Actual Awards accrued under the Plan prior to the date of the termination. The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.

EXHIBIT B

FORM OF NOTICE OF ELECTION TO RECEIVE CASH PAYMENT

(This notice must be delivered to the Company in the manner and on or before the date set forth by the Company’s authorized representative.)

In accordance with the Long-Term Incentive Plan of XO Group Inc. (the “Company”) and Section 4 of the Participation Agreement between the Company and me pursuant to the Plan, I hereby elect to receive a cash payment equal to one-half of my 2012 Actual Award instead of receiving the full amount of such award in restricted stock. I understand that any such cash payment will be paid to me on March 15, 2013 (or the nearest earlier pay date if I receive my wages on a biweekly payroll schedule), subject to my continued service to the Company in good standing.

Signed:

Name:

Dated: